Exhibit 99

General Mills Reports Fiscal 2023 Third-quarter Results

and Raises Full-year Outlook

•	Net sales increased 13 percent from the prior year to $5.1 billion; organic net sales[1] were up 16 percent

•	Operating profit declined 10 percent to $730 million; adjusted operating profit was up 20 percent in constant currency

•	Diluted earnings per share (EPS) of $0.92 was down 15 percent from the prior year; adjusted diluted EPS of $0.97 was up 17 percent in constant currency

•	Company raises full-year fiscal 2023 outlook

¹	Please see Note 8 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (Mar. 23, 2023) – General Mills, Inc. (NYSE: GIS) today reported results for its fiscal 2023 third quarter.

“We built on our positive momentum and delivered strong results in the third quarter, including broad-based growth across each of our segments,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “Our team continues to manage well through ongoing supply chain disruptions and volatility in the operating environment. Our brands are winning with consumers, and we plan to sustain this momentum by continuing to invest in brand building, innovation, and capabilities that will drive future growth. With strong year-to-date performance and good visibility to the fourth quarter, we are once again raising our fiscal 2023 outlook for our key financial measures.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

Third Quarter Results Summary

•

Net sales increased 13 percent to $5.1 billion, including a 2-point headwind from net divestiture and acquisition activity and 1 point of unfavorable foreign currency exchange. Organic net sales increased 16 percent, driven by positive organic net price realization and mix, with organic pound volume essentially matching year-ago levels.

•

Gross margin was up 160 basis points to 32.5 percent of net sales, driven by favorable net price realization and mix, partially offset by higher input costs and unfavorable mark-to-market effects. Adjusted gross margin was up 240 basis points to 33.8 percent of net sales, driven by favorable net price realization and mix and Holistic Margin Management (HMM) cost savings, partially offset by input cost inflation and higher other cost of goods sold.

•

Operating profit of $730 million was down 10 percent, reflecting higher selling, general, and administrative (SG&A) expenses and a lower net gain on divestitures, partially offset by higher gross profit dollars. Operating profit margin of 14.2 percent was down 380 basis points. Constant-currency adjusted operating profit increased 20 percent, driven by higher adjusted gross profit dollars, partially offset by higher adjusted SG&A expenses, including a double-digit increase in media investment. Adjusted operating profit margin increased 80 basis points to 15.7 percent.

•

Net earnings attributable to General Mills declined 16 percent to $553 million and diluted EPS was down 15 percent to $0.92, driven by lower operating profit, lower after-tax earnings from joint ventures, higher net interest expense, and lower benefit plan non-service income, partially offset by lower net shares outstanding. Adjusted diluted EPS of $0.97 increased 17 percent in constant currency, driven by higher adjusted operating profit and lower net shares outstanding, partially offset by lower after-tax earnings from joint ventures, higher net interest expense, a higher adjusted effective tax rate, and lower benefit plan non-service income.

Nine Month Results Summary

•

Net sales increased 7 percent to $15.1 billion, including a 4-point headwind from net divestiture and acquisition activity and 1 point of unfavorable foreign currency exchange. Organic net sales increased 12 percent, driven by positive organic net price realization and mix, partially offset by lower organic pound volume.

•

Gross margin was down 80 basis points to 32.0 percent of net sales, driven by higher input costs, unfavorable mark-to-market effects, and the impact of market index pricing on bakery flour, partially offset by favorable net price realization and mix. Adjusted gross margin was up 110 basis points to 33.9 percent of net sales, driven by favorable net price realization and mix, partially offset by higher input costs and the impact of market index pricing on bakery flour.

•

Operating profit of $2.6 billion was up 6 percent, driven by net gains on divestitures and higher gross profit dollars, partially offset by higher SG&A expenses and unfavorable net corporate investment activity. Operating profit margin of 17.4 percent essentially matched year-ago levels. Constant-currency adjusted operating profit increased 11 percent, driven by higher adjusted gross profit dollars, partially offset by higher adjusted SG&A expenses, including a double-digit increase in media investment. Adjusted operating profit margin increased 60 basis points to 17.0 percent.

•

Net earnings attributable to General Mills increased 5 percent to $2.0 billion and diluted EPS was up 7 percent to $3.28, primarily reflecting higher operating profit and lower net shares outstanding, partially offset by lower after-tax earnings from joint ventures and lower benefit plan non-service income. Adjusted diluted EPS of $3.18 was up 14 percent in constant currency, driven primarily by higher adjusted operating profit, a lower adjusted effective tax rate, and lower net shares outstanding, partially offset by lower after-tax earnings from joint ventures and lower benefit plan non-service income.

Notes on Comparability

Financial results in the first nine months of fiscal 2023 reflected the acquisition of Tyson Foods’ pet treat business in the first quarter of fiscal 2022; the divestiture of the European yogurt business in the third quarter of fiscal 2022; the divestiture of certain international dough businesses in the third and fourth quarters of fiscal 2022; the acquisition of the TNT Crust foodservice business in the first quarter of fiscal 2023; and the divestiture of the Helper main meals and Suddenly Salad side dishes business in the first quarter of fiscal 2023.

Nine-month results in fiscal 2023 also included the impact of a voluntary recall on certain international Häagen-Dazs ice cream products, which was a headwind to net sales and operating profit results in the International segment. Unallocated corporate items in the first nine months included an additional $26 million of charges related to product disposals associated with the ice cream recall that were excluded from adjusted operating profit results. The company does not expect a further material impact from the ice cream recall going forward.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2023 Reported Net Sales Growth
Third Quarter	Volume		Price/Mix		Foreign Exchange		Reported Net Sales
North America Retail	(1	) pt	17	pts	(1	) pt	15%
Pet	6	pts	8	pts	—		14%
North America Foodservice	6	pts	20	pts	—		25%
International	(10	) pts	11	pts	(4	) pts	(3)%

Total	—		14	pts	(1	) pt	13%

Nine Months
North America Retail	(5	) pts	17	pts	—		12%
Pet	(2	) pts	13	pts	—		10%
North America Foodservice	2	pts	21	pts	—		23%
International	(31	) pts	15	pts	(5	) pts	(21)%

Total	(8	) pts	16	pts	(1	) pt	7%

Components of Fiscal 2023 Organic Net Sales Growth
Third Quarter	Organic Volume		Organic Price/Mix		Organic Net Sales	Foreign Exchange		Acquisitions & Divestitures		Reported Net Sales
North America Retail	—		18	pts	18%	(1	) pt	(3	) pts	15%
Pet	6	pts	8	pts	14%	—		—		14%
North America Foodservice	1	pt	18	pts	19%	—		6	pts	25%
International	(4	) pts	11	pts	8%	(4	) pts	(6	) pts	(3)%

Total	—		16	pts	16%	(1	) pt	(2	) pts	13%

Nine Months
North America Retail	(4	) pts	18	pts	14%	—		(2	) pts	12%
Pet	(3	) pts	12	pts	9%	—		1	pt	10%
North America Foodservice	(1	) pt	19	pts	18%	—		5	pts	23%
International	(6	) pts	9	pts	3%	(5	) pts	(19	) pts	(21)%

Total	(3	) pts	16	pts	12%	(1	) pt	(4	) pts	7%

Fiscal 2023 Segment Operating Profit Growth
Third Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	29%	29%
Pet	(7)%	(7)%
North America Foodservice	134%	134%
International	18%	27%

Total	28%	28%

Nine Months
North America Retail	24%	24%
Pet	(13)%	(13)%
North America Foodservice	24%	24%
International	(39)%	(33)%

Total	15%	16%

North America Retail Segment

Third-quarter net sales for General Mills’ North America Retail segment increased 15 percent to $3.2 billion, driven by favorable net price realization and mix, partially offset by a 3-point headwind from divestitures and a 1-point headwind from unfavorable foreign currency exchange. Organic net sales increased 18 percent. Net sales increased 22 percent in U.S. Meals & Baking Solutions, 19 percent in U.S. Snacks, and 7 percent in U.S. Morning Foods. Constant-currency net sales were up 8 percent in Canada. Segment operating profit of $787 million was up 29 percent as reported and in constant currency, driven primarily by favorable net price realization and mix, partially offset by higher input costs and higher SG&A expenses, including a double-digit increase in media investment.

Through nine months, North America Retail segment net sales increased 12 percent to $9.6 billion, including a 2-point headwind from divestitures. Organic net sales were up 14 percent. Segment operating profit of $2.4 billion was up 24 percent as reported and in constant currency, driven primarily by favorable net price realization and mix, partially offset by higher input costs, lower volume, and higher SG&A expenses, including a double-digit increase in media investment.

Pet Segment

Third-quarter net sales for the Pet segment increased 14 percent to $646 million, driven by favorable net price realization and mix and increased pound volume. Organic net sales were also up 14 percent. Net sales performance represented an acceleration from second quarter results, driven by improved customer service, increased brand-building and other commercial activities, and a rebuild of retailer inventory. Segment operating profit of $103 million was down 7 percent, driven primarily by input cost inflation, increased costs related to capacity expansion and service improvement, and higher SG&A expenses, including a double-digit increase in media investment, partially offset by favorable net price realization and mix, HMM cost savings, and higher volume.

Through nine months, Pet segment net sales increased 10 percent to $1.8 billion, including a 1-point benefit from the pet treats acquisition. Organic net sales were up 9 percent. Retailer inventory was stable in the first nine months, with estimated all-channel retail sales up high-single digits. Segment operating profit was down 13 percent to $312 million, driven primarily by higher input costs, higher SG&A expenses, and lower volume, partially offset by favorable net price realization and mix.

North America Foodservice Segment

Third-quarter net sales for the North America Foodservice segment increased 25 percent to $548 million, driven primarily by favorable net price realization and mix, including a 1-point benefit from market index pricing on bakery flour. Net sales results also included a 6-point benefit from the TNT Crust acquisition. Organic net sales were up 19 percent. Segment operating profit increased 134 percent to $82 million, driven primarily by favorable net price realization and mix, partially offset by higher input costs.

Through nine months, North America Foodservice net sales increased 23 percent to $1.6 billion, including a 5-point benefit from the TNT Crust acquisition. Organic net sales were up 18 percent. Segment operating profit increased 24 percent to $218 million, driven primarily by favorable net price realization and mix, partially offset by higher input costs and higher SG&A expenses.

International Segment

Third-quarter net sales for the International segment were down 3 percent to $701 million, driven by lower pound volume, including a 6-point headwind from divestitures, and a 4-point headwind from foreign currency exchange, partially offset by favorable net price realization and mix. Organic net sales were up 8 percent, with broad-based growth across Europe & Australia, distributor markets, Brazil, and China. Segment operating profit of $42 million was up 18 percent as reported and up 27 percent in constant currency, driven by favorable net price realization and mix and lower SG&A expenses, partially offset by higher input costs and lower volume, including the impact of divestitures.

Through nine months, International net sales were down 21 percent to $2.0 billion, driven by lower pound volume, largely reflecting the impact of the yogurt and dough divestitures and the ice cream recall, and a 5-point headwind from foreign currency exchange, partially offset by favorable net price realization and mix. Organic net sales were up 3 percent. Segment operating profit of $95 million was down 39 percent as reported and down 33 percent in constant currency, driven by lower volume, including the impacts of the yogurt and dough divestitures and the ice cream recall, and higher input costs, partially offset by favorable net price realization and mix and lower SG&A expenses.

Joint Venture Summary

Third-quarter constant-currency net sales increased 2 percent for Cereal Partners Worldwide (CPW) and were up 1 percent for Häagen-Dazs Japan (HDJ). Combined after-tax earnings from joint ventures totaled $13 million compared to $30 million a year ago, driven primarily by higher input costs and unfavorable nonrecurring discrete tax items at CPW, partially offset by favorable net price realization and mix at CPW. Through nine months, after-tax earnings from joint ventures totaled $58 million compared to $92 million a year ago.

Other Income Statement Items

Unallocated corporate items totaled $296 million net expense in the third quarter of fiscal 2023, compared to $141 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $206 million net expense this year compared to $117 million net expense last year, driven primarily by higher compensation and benefits expense, corporate charitable contributions, and capability investments.

Restructuring, impairment, and other exit costs totaled $1 million in the third quarter of fiscal 2023 compared to $7 million a year ago (please see Note 4 below for more information on these charges). Benefit plan non-service income totaled $22 million in the third quarter compared to $27 million a year ago, driven primarily by an increase in interest cost, partially offset by lower amortization of losses.

Net interest expense of $98 million was up 14 percent, driven primarily by higher interest rates, partially offset by lower average long-term debt balances. The effective tax rate in the quarter was 16.6 percent compared to 16.3 percent last year (please see Note 7 below for more information on our effective tax rate). The adjusted effective tax rate was 21.6 percent compared to 21.0 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $2.0 billion through nine months of fiscal 2023 compared to $2.2 billion a year ago, driven primarily by an increase in inventory and higher cash tax payments. Capital investments of $351 million essentially matched year-ago levels. Dividends paid increased 4 percent to $967 million. General Mills repurchased approximately 15 million shares of common stock through nine months of fiscal 2023 for a total of $1.2 billion compared to $550 million in share repurchases a year ago. Average diluted shares outstanding through nine months decreased 2 percent to 602 million.

Fiscal 2023 Outlook

General Mills continues to expect the largest factors impacting its performance in fiscal 2023 will be the economic health of consumers, the inflationary cost environment, and the frequency and severity of disruptions in the supply chain. For the full year, the company continues to expect input cost inflation of 14 to 15 percent of total cost of goods sold, HMM cost savings of 3 to 4 percent of cost of goods sold, moderately lower supply chain disruptions compared to the prior year, and increased investment in brand building and other growth-driving activities.

With stronger and more broad-based business momentum, the company is raising its outlook for fiscal 2023. The updated full-year financial targets are summarized below¹:

•	Organic net sales are now expected to increase 10 to 11 percent, compared to the previous expectation of approximately 10 percent growth.

•

Adjusted operating profit is now expected to increase 7 to 8 percent in constant currency, compared to the previous range of up 6 to 7 percent. Both the current and previous ranges include a 3-point net headwind from divestitures and acquisitions and an estimated 1-point headwind from the ice cream recall.

•

Adjusted diluted EPS is now expected to increase 8 to 9 percent in constant currency, compared to the previous range of up 7 to 8 percent. Both the current and previous ranges include a 3-point net headwind from divestitures and acquisitions and an estimated 1-point headwind from the ice cream recall.

•	Free cash flow conversion is still expected to be at least 90 percent of adjusted after-tax earnings.

•

The net impact of divestitures, acquisitions, and foreign currency exchange is expected to reduce full-year reported net sales growth by approximately 4.5 percent, and foreign currency exchange is expected to reduce adjusted operating profit and adjusted diluted EPS growth by approximately 1 percent.

¹

Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 8 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, March 23, 2022, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2023 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the coronavirus (COVID-19) pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 26,	Feb. 27,		Feb. 26,	Feb. 27,
	2023	2022	% Change	2023	2022	% Change
Net sales	$5,125.9	$4,537.7	13%	$15,064.2	$14,101.6	7%
Cost of sales	3,461.1	3,134.0	10%	10,246.6	9,469.3	8%
Selling, general, and administrative expenses	946.9	751.4	26%	2,632.5	2,337.6	13%
Divestitures gain, net	(13.7)	(170.1)	(92)%	(444.6)	(170.1)	161%
Restructuring, impairment, and other exit costs	1.4	7.1	(80)%	14.1	5.1	176%

Operating profit	730.2	815.3	(10)%	2,615.6	2,459.7	6%
Benefit plan non-service income	(21.6)	(27.1)	(20)%	(65.0)	(84.4)	(23)%
Interest, net	98.3	86.5	14%	277.5	275.1	1%

Earnings before income taxes and after-tax earnings from joint ventures	653.5	755.9	(14)%	2,403.1	2,269.0	6%
Income taxes	108.3	123.2	(12)%	471.5	451.8	4%
After-tax earnings from joint ventures	12.7	29.9	(58)%	57.9	92.0	(37)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	557.9	662.6	(16)%	1,989.5	1,909.2	4%
Net earnings attributable to redeemable and noncontrolling interests	4.8	2.3	109%	10.5	24.7	(57)%

Net earnings attributable to General Mills	$553.1	$660.3	(16)%	$1,979.0	$1,884.5	5%

Earnings per share – basic	$0.94	$1.09	(14)%	$3.32	$3.10	7%

Earnings per share – diluted	$0.92	$1.08	(15)%	$3.28	$3.07	7%

	Quarter Ended			Nine-Month Period Ended
	Feb. 26,	Feb. 27,	Basis Pt	Feb. 26,	Feb. 27,	Basis Pt
	2023	2022	Change	2023	2022	Change
Comparisons as a % of net sales:
Gross margin	32.5%	30.9%	160	32.0%	32.8%	(80)
Selling, general, and administrative expenses	18.5%	16.6%	190	17.5%	16.6%	90
Operating profit	14.2%	18.0%	(380)	17.4%	17.4%	—
Net earnings attributable to General Mills	10.8%	14.6%	(380)	13.1%	13.4%	(30)

	Quarter Ended			Nine-Month Period Ended
	Feb. 26,	Feb. 27,	Basis Pt	Feb. 26,	Feb. 27,	Basis Pt
	2023	2022	Change	2023	2022	Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	33.8%	31.4%	240	33.9%	32.8%	110
Adjusted operating profit	15.7%	14.9%	80	17.0%	16.4%	60
Adjusted net earnings attributable to General Mills	11.3%	11.3%	—	12.7%	12.3%	40

(a)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 26, 2023	Feb. 27, 2022	% Change	Feb. 26, 2023	Feb. 27, 2022	% Change
Net sales:
North America Retail	$3,232.0	$2,811.9	15%	$9,593.9	$8,567.1	12%
International	700.6	721.0	(3)%	2,024.8	2,566.0	(21)%
Pet	645.5	567.7	14%	1,818.3	1,649.1	10%
North America Foodservice	547.8	437.1	25%	1,627.2	1,319.4	23%

Total	$5,125.9	$4,537.7	13%	$15,064.2	$14,101.6	7%

Operating profit:
North America Retail	$786.9	$611.5	29%	$2,401.8	$1,935.5	24%
International	42.4	35.9	18%	95.0	155.9	(39)%
Pet	102.6	110.6	(7)%	312.3	357.3	(13)%
North America Foodservice	82.4	35.2	134%	217.5	174.9	24%

Total segment operating profit	$1,014.3	$793.2	28%	3,026.6	$2,623.6	15%

Unallocated corporate items	296.4	140.9	110%	841.5	328.9	156%
Divestitures gain, net	(13.7)	(170.1)	(92)%	(444.6)	(170.1)	161%
Restructuring, impairment, and other exit costs	1.4	7.1	(80)%	14.1	5.1	176%

Operating profit	$730.2	$815.3	(10)%	$2,615.6	$2,459.7	6%

	Quarter Ended			Nine-Month Period Ended
	Feb. 26, 2023	Feb. 27, 2022	Basis Pt Change	Feb. 26, 2023	Feb. 27, 2022	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	24.3%	21.7%	260	25.0%	22.6%	240
International	6.1%	5.0%	110	4.7%	6.1%	(140)
Pet	15.9%	19.5%	(360)	17.2%	21.7%	(450)
North America Foodservice	15.0%	8.1%	690	13.4%	13.3%	10

Total segment operating profit	19.8%	17.5%	230	20.1%	18.6%	150

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Feb. 26, 2023	Feb. 27, 2022	May 29, 2022
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$618.7	$844.4	$569.4
Receivables	1,770.2	1,750.4	1,692.1
Inventories	2,083.3	1,710.0	1,867.3
Prepaid expenses and other current assets	643.8	723.8	802.1
Assets held for sale	—	—	158.9

Total current assets	5,116.0	5,028.6	5,089.8
Land, buildings, and equipment	3,353.6	3,287.9	3,393.8
Goodwill	14,487.8	14,546.7	14,378.5
Other intangible assets	6,968.0	7,010.9	6,999.9
Other assets	1,274.4	1,269.7	1,228.1

Total assets	$31,199.8	$31,143.8	$31,090.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,868.2	3,474.6	3,982.3
Current portion of long-term debt	2,487.2	600.7	1,674.2
Notes payable	959.8	724.3	811.4
Other current liabilities	2,103.1	2,039.4	1,552.0

Total current liabilities	9,418.3	6,839.0	8,019.9
Long-term debt	8,140.2	10,944.7	9,134.8
Deferred income taxes	2,151.6	2,166.0	2,218.3
Other liabilities	1,006.0	1,118.4	929.1

Total liabilities	20,716.1	21,068.1	20,302.1

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,191.1	1,162.3	1,182.9
Retained earnings	19,226.5	17,713.1	18,532.6
Common stock in treasury, at cost, shares of 166.2, 152.4, and 155.7	(8,220.1)	(7,015.3)	(7,278.1)
Accumulated other comprehensive loss	(2,038.5)	(2,122.7)	(1,970.5)

Total stockholders’ equity	10,234.5	9,812.9	10,542.4
Noncontrolling interests	249.2	262.8	245.6

Total equity	10,483.7	10,075.7	10,788.0

Total liabilities and equity	$31,199.8	$31,143.8	$31,090.1

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 26, 2023	Feb. 27, 2022
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,989.5	$1,909.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	411.0	430.6
After-tax earnings from joint ventures	(57.9)	(92.0)
Distributions of earnings from joint ventures	36.6	49.0
Stock-based compensation	86.7	80.3
Deferred income taxes	(71.2)	81.3
Pension and other postretirement benefit plan contributions	(20.2)	(20.7)
Pension and other postretirement benefit plan costs	(20.2)	(10.6)
Divestitures gain, net	(444.6)	(170.1)
Restructuring, impairment, and other exit costs	(14.6)	(62.5)
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	21.3	91.5
Other, net	110.6	(57.9)

Net cash provided by operating activities	2,027.0	2,228.1

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(351.3)	(350.6)
Acquisition, net of cash acquired	(251.5)	(1,201.3)
Proceeds from divestitures, net of cash divested	633.1	46.1
Investments in affiliates, net	(30.8)	30.1
Proceeds from disposal of land, buildings, and equipment	0.8	1.6
Other, net	(6.4)	12.3

Net cash used by investing activities	(6.1)	(1,461.8)

Cash Flows - Financing Activities
Change in notes payable	159.2	471.5
Issuance of long-term debt	501.8	1,935.2
Payment of long-term debt	(600.0)	(2,278.2)
Proceeds from common stock issued on exercised options	168.0	96.2
Purchases of common stock for treasury	(1,152.3)	(550.5)
Dividends paid	(967.4)	(934.1)
Distributions to noncontrolling and redeemable interest holders	(11.4)	(110.8)
Other, net	(53.5)	(26.8)

Net cash used by financing activities	(1,955.6)	(1,397.5)

Effect of exchange rate changes on cash and cash equivalents	(16.0)	(29.6)

Increase (decrease) in cash and cash equivalents	49.3	(660.8)
Cash and cash equivalents - beginning of year	569.4	1,505.2

Cash and cash equivalents - end of period	$618.7	$844.4

Cash Flow from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(132.4)	$(214.5)
Inventories	(237.0)	102.5
Prepaid expenses and other current assets	151.5	41.5
Accounts payable	(41.6)	(14.0)
Other current liabilities	280.8	176.0

Changes in current assets and liabilities	$21.3	$91.5

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

In the third quarter of fiscal 2022, we completed a new organization structure to streamline our global operations. This global reorganization required us to reevaluate our operating segments. Under our new organization structure, our chief operating decision maker assesses performance and makes decisions about resources to be allocated to our operating segments as follows: North America Retail; International; Pet; and North America Foodservice. We have restated our net sales by segment and segment operating profit amounts to reflect our new operating segments. These segment changes had no effect on previously reported consolidated net sales, operating profit, net earnings attributable to General Mills, or earnings per share.

(3)

During the first quarter of fiscal 2023, we acquired TNT Crust, a manufacturer of high-quality frozen pizza crusts for regional and national pizza chains, foodservice distributors, and retail outlets, for a purchase price of $253 million. We financed the transaction with U.S. commercial paper. We consolidated the TNT Crust business into our Consolidated Balance Sheets and recorded goodwill of $154 million. The goodwill is included in the North America Foodservice segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. The consolidated results of the TNT Crust business are reported in our North America Foodservice segment on a one-month lag.

During the first quarter of fiscal 2023, we completed the asset sale of our Helper main meals and Suddenly Salad side dishes business to Eagle Family Foods Group for $607 million and recorded a pre-tax gain of $442 million.

During the third quarter of fiscal 2022, we completed the sale of our interests in Yoplait SAS, Yoplait Marques SNC and Liberté Marques Sàrl to Sodiaal International (Sodiaal) in exchange for Sodiaal’s interest in our Canadian yogurt business, a modified agreement for the use of Yoplait and Liberté brands in the United States and Canada, and cash. We recorded a net pre-tax gain of $150 million on the sale of these businesses during the third quarter of fiscal 2022.

During the third quarter of fiscal 2022, we sold a European dough business and recorded a net pre-tax gain on sale of $21 million.

During the first quarter of fiscal 2022, we acquired Tyson Foods’ pet treats business for $1.2 billion in cash. We financed the transaction with a combination of cash on hand and short-term debt. We consolidated the pet treats business into our Consolidated Balance Sheets and recorded goodwill of $762 million, indefinite-lived intangible assets for the Nudges, Top Chews, and True Chews brands totaling $330 million in aggregate, and a finite-lived customer relationship asset of $40 million. The goodwill is included in the Pet segment and is deductible for tax purposes. The pro forma effects of this acquisition were not material.

(4)

In the nine-month period ended February 26, 2023, we did not undertake any new restructuring actions. We recorded $2 million of restructuring charges in the third quarter of fiscal 2023 and $16 million of restructuring charges in the nine-month period ended February 26, 2023, related to restructuring actions previously announced. We recorded $9 million of restructuring charges in the third quarter of fiscal 2022 and $8 million of restructuring charges in the nine-month period ended February 27, 2022, related to restructuring actions previously announced. We expect these actions to be completed by the end of fiscal 2024.

(5)

Unallocated corporate expense totaled $296 million in the third quarter of fiscal 2023, compared to $141 million in the same period in fiscal 2022. In the third quarter of fiscal 2023, we recorded a $67 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories compared to a $20 million net increase in expense in the same period last year. We recorded $20 million of net losses related to valuation adjustments on certain corporate investments in the third quarter of fiscal 2023, compared to $11 million of net gains related to the sale of certain corporate investments and valuation adjustments in the third quarter of fiscal 2022. In addition, we recorded $1 million of integration costs primarily related to our acquisition of TNT Crust in the third quarter of fiscal 2023, compared to $4 million of integration costs related to our acquisition of Tyson Foods’ pet treats business in the third quarter of fiscal 2022. In the third quarter of fiscal 2022, we recorded $9 million of transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the sale of our European dough businesses. In addition, certain compensation and benefits expenses and charitable contributions increased in the third quarter of fiscal 2023, compared to the same period last year.

Unallocated corporate expense totaled $842 million in the nine-month period ended February 26, 2023, compared to $329 million in the same period last year. We recorded a $266 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the nine-month period ended February 26, 2023, compared to a $16 million net decrease in expense in the same period last year. We recorded $82 million of net losses related to valuation adjustments and the sale of corporate investments in the nine-month period ended February 26, 2023, compared to $21 million of net gains in the same period last year. In the nine-month period ended February 26, 2023, we recorded a $26 million charge related to a voluntary recall on certain international Häagen-Dazs ice cream products. In addition, we recorded $5 million of integration costs primarily related to our acquisition of TNT Crust in the nine-month period ended February 26, 2023, compared to $20 million of integration costs related to our acquisition of Tyson Foods’ pet treats business in the nine-month period ended February 27, 2022. In the nine-month period ended February 26, 2023, we recorded $2 million of transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business compared to $57 million of transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, Liberté Marques Sàrl and the sale of our European dough businesses. In addition, we recorded a $20 million recovery related to a Brazil indirect tax item and a $13 million insurance recovery in the nine-month period ended February 27, 2022. In addition, certain compensation and benefits expenses and charitable contributions increased in the nine-month period ended February 26, 2023, compared to the same period last year.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 26, 2023	Feb. 27, 2022	Feb. 26, 2023	Feb. 27, 2022
Net earnings attributable to General Mills	$553.1	$660.3	$1,979.0	$1,884.5

Average number of common shares - basic EPS	592.5	606.8	596.2	608.6
Incremental share effect from: (a)
Stock options	3.7	2.9	3.6	2.4
Restricted stock units and performance share units	2.8	2.7	2.6	2.5

Average number of common shares - diluted EPS	599.0	612.4	602.4	613.5

Earnings per share – basic	$0.94	$1.09	$3.32	$3.10
Earnings per share – diluted	$0.92	$1.08	$3.28	$3.07

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(7)

The effective tax rate for the third quarter of fiscal 2023 was 16.6 percent compared to 16.3 percent for the third quarter of fiscal 2022. The 0.3 percentage point increase was primarily due to certain unfavorable nonrecurring discrete tax items, partially offset by favorable changes in earnings mix by jurisdiction in fiscal 2023. Our effective tax rate excluding certain items affecting comparability was 21.6 percent in the third quarter of fiscal 2023, compared to 21.0 percent in the same period last year (see the “Non-GAAP Measures” section below for a description of our use of measures not defined by GAAP). The 0.6 percentage point increase was primarily due to certain unfavorable nonrecurring discrete tax items, partially offset by favorable changes in earnings mix by jurisdiction in the third quarter of fiscal 2023.

The effective tax rate for the nine-month period ended February 26, 2023, was 19.6 percent compared to 19.9 percent in the nine-month period ended February 27, 2022. The 0.3 percentage point decrease was primarily due to certain nonrecurring discrete tax benefits and favorable changes in earnings mix by jurisdiction, partially offset by certain unfavorable tax components related to the divestitures incurred in the nine-month period ended February 26, 2023. Our effective tax rate excluding certain items affecting comparability was 20.8 percent in the nine-month period ended February 26, 2023, compared to 21.7 percent in the same period last year (see the “Non-GAAP Measures” section below for a description of our use of measures not defined by GAAP). The 0.9 percentage point decrease is primarily due to certain nonrecurring discrete tax benefits and favorable changes in earnings mix by jurisdiction in the nine-month period ended February 26, 2023.

(8)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2023 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates or the timing of acquisitions and divestitures throughout fiscal 2023. The unavailable information could have a significant impact on our fiscal 2023 GAAP financial results.

For fiscal 2023, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and completed acquisitions and divestitures to reduce net sales growth by approximately 4.5 percent; foreign currency exchange rates to reduce adjusted operating profit and adjusted diluted EPS growth by approximately 1 percent; and restructuring charges and project-related costs, transaction and acquisition integration costs related to actions previously announced, and product disposal charges related to the ice cream recall to total approximately $55 million to $60 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Divestitures gain, net

Net divestitures gain primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Divestitures gain related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the sale of a European dough business in fiscal 2022. Please see Note 3.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 5.

Investment activity, net

Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2023. Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2022. Please see Note 5.

Product recall

Voluntary recall costs recorded in fiscal 2023 related to certain international Häagen-Dazs ice cream products. Please see Note 5.

Restructuring charges

Restructuring charges for previously announced restructuring actions recorded in fiscal 2023 and fiscal 2022. Please see Note 4.

Acquisition integration costs

Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2023. Integration costs resulting from the acquisition of Tyson Foods’ pet treats business in fiscal 2022. Please see Note 3.

Transaction costs

Transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the sale of our European dough businesses in fiscal 2022. Please see Note 3.

Non-income tax recovery

Recovery related to a Brazil indirect tax item recorded in fiscal 2022.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 26, 2023	Feb. 27, 2022	Change		Feb. 26, 2023	Feb. 27, 2022	Change
Operating profit as reported	$730.2	$815.3	(10)%		$2,615.6	$2,459.7	6%
Divestitures gain, net	(13.7)	(170.1)			(444.6)	(170.1)
Mark-to-market effects	66.6	20.0			266.4	(16.2)
Investment activity, net	20.1	(11.1)			82.1	(20.9)
Product recall	1.1	—			25.5	—
Restructuring charges	2.1	9.3			16.0	7.9
Acquisition integration costs	0.7	4.3			5.0	20.2
Transaction costs	—	8.6			2.0	56.8
Non-income tax recovery	—	0.2			—	(20.4)

Adjusted operating profit	$807.0	$676.5	19%		$2,567.9	$2,317.0	11%

Foreign currency exchange impact			(1	)pt			(1	)pt

Adjusted operating profit growth, on a constant-currency basis			20%				11%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rates

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended				Nine-Month Period Ended
Per Share Data	Feb. 26, 2023	Feb. 27, 2022	Change		Feb. 26, 2023	Feb. 27, 2022	Change
Diluted earnings per share, as reported	$0.92	$1.08	(15)%		$3.28	$3.07	7%
Divestitures gain, net	(0.08)	(0.28)			(0.62)	(0.28)
Mark-to-market effects	0.09	0.03			0.34	(0.02)
Investment activity, net	0.03	(0.01)			0.11	(0.03)
Product recall	—	—			0.03	—
Restructuring charges	—	0.02			0.02	0.01
Acquisition integration costs	—	0.01			0.01	0.03
Transaction costs	—	0.01			—	0.07
Non-income tax recovery	—	—			—	(0.02)

Adjusted diluted earnings per share	$0.97	$0.84	15%		$3.18	$2.82	13%

Foreign currency exchange impact			(1	)pt			(1	)pt

Adjusted diluted earnings per share growth, on a constant-currency basis			17%				14%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Feb. 26, 2023		Feb. 27, 2022
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,664.8	32.5%	$1,403.7	30.9%
Mark-to-market effects	66.6	1.3%	20.0	0.4%
Product recall	0.8	—%	—	—%
Restructuring charges	0.7	—%	2.2	—%

Adjusted gross margin	$1,732.8	33.8%	$1,425.9	31.4%

Operating profit as reported	$730.2	14.2%	$815.3	18.0%
Divestitures gain, net	(13.7)	(0.3)%	(170.1)	(3.7)%
Mark-to-market effects	66.6	1.3%	20.0	0.4%
Investment activity, net	20.1	0.4%	(11.1)	(0.2)%
Product recall	1.1	—%	—	—%
Restructuring charges	2.1	—%	9.3	0.2%
Acquisition integration costs	0.7	—%	4.3	0.1%
Transaction costs	—	—%	8.6	0.2%
Non-income tax recovery	—	—%	0.2	—%

Adjusted operating profit	$807.0	15.7%	$676.5	14.9%

Net earnings attributable to General Mills as reported	$553.1	10.8%	$660.3	14.6%
Divestitures gain, net of tax (b)	(42.4)	(0.8)%	(170.5)	(3.8)%
Mark-to-market effects, net of tax (b)	51.3	1.0%	15.3	0.3%
Investment activity, net, net of tax (b)	15.6	0.3%	(10.9)	(0.2)%
Product recall, net of tax (b)	0.8	—%	—	—%
Restructuring charges, net of tax (b)	1.4	—%	7.6	0.2%
Acquisition integration costs, net of tax (b)	0.6	—%	3.3	0.1%
Transaction costs, net of tax (b)	—	—%	9.8	0.2%
CPW restructuring charges	0.9	—%	(1.2)	—%
Non-income tax recovery, net of tax (b)	—	—%	0.2	—%

Adjusted net earnings attributable to General Mills	$581.3	11.3%	$513.9	11.3%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Nine-Month Period Ended
In Millions	Feb. 26, 2023		Feb. 27, 2022
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$4,817.6	32.0%	$4,632.3	32.8%
Mark-to-market effects	266.4	1.8%	(16.2)	(0.1)%
Product recall	24.8	0.2%	—	—%
Restructuring charges	1.9	—%	2.8	—%
Acquisition integration costs	—	—%	0.1	—%
Transaction costs	—	—%	0.8	—%

Adjusted gross margin	$5,110.6	33.9%	$4,619.8	32.8%

Operating profit as reported	$2,615.6	17.4%	$2,459.7	17.4%
Divestitures gain, net	(444.6)	(3.0)%	(170.1)	(1.2)%
Mark-to-market effects	266.4	1.8%	(16.2)	(0.1)%
Investment activity, net	82.1	0.5%	(20.9)	(0.1)%
Product recall	25.5	0.2%	—	—%
Restructuring charges	16.0	0.1%	7.9	0.1%
Acquisition integration costs	5.0	—%	20.2	0.1%
Transaction costs	2.0	—%	56.8	0.4%
Non-income tax recovery	—	—%	(20.4)	(0.1)%

Adjusted operating profit	$2,567.9	17.0%	$2,317.0	16.4%

Net earnings attributable to General Mills as reported	$1,979.0	13.1%	$1,884.5	13.4%
Divestitures gain, net, net of tax (b)	(371.4)	(2.5)%	(170.5)	(1.2)%
Mark-to-market effects, net of tax (b)	205.1	1.4%	(12.5)	(0.1)%
Investment activity, net, net of tax (b)	64.1	0.4%	(21.2)	(0.2)%
Product recall, net of tax (b)	19.6	0.1%	—	—%
Restructuring charges, net of tax (b)	11.5	0.1%	4.3	—%
Acquisition integration costs, net of tax (b)	3.9	—%	15.6	0.1%
Transaction costs, net of tax (b)	1.4	—%	44.9	0.3%
CPW restructuring charges	1.0	—%	(1.1)	—%
Non-income tax recovery, net of tax (b)	—	—%	(13.4)	(0.1)%

Adjusted net earnings attributable to General Mills	$1,914.2	12.7%	$1,730.6	12.3%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Feb. 26, 2023
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	29%	Flat		29%
International	18%	(8	) pts	27%
Pet	(7)%	Flat		(7)%
North America Foodservice	134%	Flat		134%

Total segment operating profit	28%	(1	) pt	28%

	Nine-Month Period Ended Feb. 26, 2023
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	24%	Flat		24%
International	(39)%	(6	) pts	(33)%
Pet	(13)%	Flat		(13)%
North America Foodservice	24%	Flat		24%

Total segment operating profit	15%	(1	) pt	16%

Note: Tables may not foot due to rounding.

Net Sales Growth Rates for Our Canada Operating Unit on a Constant-currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to underlying performance of our Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Feb. 26, 2023	2%	(6	) pts	8%

Nine-Month Period Ended Feb. 26, 2023	1%	(6	) pts	6%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 26, 2023		Feb. 27, 2022		Feb. 26, 2023		Feb. 27, 2022
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$653.5	$108.3	$755.9	$123.2	$2,403.1	$471.5	$2,269.0	$451.8
Divestitures gain, net	(13.7)	28.7	(170.1)	0.4	(444.6)	(73.2)	(170.1)	0.4
Mark-to-market effects	66.6	15.3	20.0	4.6	266.4	61.3	(16.2)	(3.7)
Investment activity, net	20.1	4.5	(11.1)	(0.2)	82.1	18.0	(20.9)	0.3
Product recall	1.1	0.3	—	—	25.5	5.9	—	—
Restructuring charges	2.1	0.7	9.3	1.7	16.0	4.5	7.9	3.6
Acquisition integration costs	0.7	0.1	4.3	1.0	5.0	1.1	20.2	4.6
Transaction costs	—	—	8.6	(1.2)	2.0	0.6	56.8	11.2
Non-income tax recovery	—	—	0.2	0.1	—	—	(20.4)	(6.9)

As adjusted	$730.3	$157.8	$617.1	$129.5	$2,355.4	$489.6	$2,126.3	$461.3

Effective tax rate:
As reported		16.6%		16.3%		19.6%		19.9%
As adjusted		21.6%		21.0%		20.8%		21.7%

Sum of adjustment to income taxes		$49.5		$6.4		$18.1		$9.5

Average number of common shares - diluted EPS		599.0		612.4		602.4		613.5

Impact of income tax adjustments on adjusted diluted EPS		$(0.08)		$(0.01)		$(0.03)		$(0.02)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.